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                                                                       Exhibit 4



                          CHART HOUSE INVESTORS, LLC
                          Two North Riverside Plaza
                           Chicago, Illinois 60606

                                July 29, 1997


Mr. Richard E. Rivera
5250 Woodridge Forest Trail
Atlanta, Georgia  30327

     RE: INVESTMENT OPPORTUNITY

Dear Dick:

     Enclosed is a letter which sets forth the proposed terms of your employment by Chart House Enterprises, Inc. (the "Company"). Chart House Investors, LLC ("Investors") presently holds 3,400,000 shares of common stock of the Company (the "Company Stock"), representing approximately 29% of the total Company Stock outstanding.

     If you become President and Chief Executive Officer of the Company in accordance with the terms of the enclosed letter, Investors will give you the opportunity, subject to satisfaction of applicable securities laws and stock exchange requirements, as well as compliance with the "Standstill" agreement between Investors and the Company, to purchase up to 200,000 shares of the Company Stock owned by Investors, at a cash price of $5.75 per share, within 30 days after the last date of disposition of the Rare Stock referred to in paragraph 4 of the enclosed letter.

                                            CHART HOUSE INVESTORS, LLC


                                            By: HHS Partnership, a member


                                                By: /s/ F. Philip Handy
                                                   -----------------------------
                                                    Name:  F. Philip Handy
                                                    Title:    Partner